Exhibit 10.7

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) is entered into by and between Kratos Defense Engineering Solutions, Inc., a Delaware corporation formerly known as Kratos Government Solutions, Inc. (the “Company”) and Richard Selvaggio, an individual (“Executive”), effective as of August 4, 2011 (“Effective Date”).  For purposes of this Agreement, the defined term “Company” is intended to include Madison Research Corporation (“MRC”).  Certain terms used in this Agreement denoted by initial capital letters are defined in Section 17.

RECITALS

A.            Executive is an officer of the Company and in such capacities has obtained extensive and valuable knowledge and confidential information concerning the Company’s and its Weapons Systems Solutions Division’s (“WSS”) business and confidential customer relationships.

B.            Executive and the Company entered into an Employment Agreement made effective as of August 4, 2010 (the “Original Agreement”).

C.            As consideration for Executive’s agreement to continue his duties and responsibilities as described herein, Executive and the Company desire to amend the Original Agreement to afford Executive additional protection in the event of a change in control of the Company, as set forth more particularly herein.

NOW, THEREFORE, in the consideration of the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AMENDMENT

1.     Effect of First Amendment.  This First Amendment supplements, but does not replace, the Original Agreement.  The Original Agreement shall remain in full force and effect, except as modified specifically herein.  Certain terms used in this First Amendment denoted by capital letters are defined in Section 17 of the Original Agreement, except as such defined terms are modified herein.

2.     Amended Term.  Section 17.3 of the Original Agreement is hereby amended by deleting Section 17.3 in its entirety and replacing it with the following :

17.3        Change of Control.  “Change of Control”  means the occurrence of one of the following after the date of this Agreement, with respect to the Company’s parent company, Kratos Defense & Security Solutions, Inc. (“Kratos”):

17.3.1     Acquisition of Controlling Interest.  Any person (other than persons who are employed by Kratos or its affiliates at any time more than one year before a transaction) (“Buyer”) becomes the “beneficial owner” within the meaning of Rule 13d-3 of the Securities

Exchange Act of 1934, as amended, directly or indirectly, of Kratos securities representing 50% or more of the combined voting power of Kratos’ then-outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Kratos within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v).

17.3.2     Change in Board Control.  During any consecutive one-year period commencing after the date of this Agreement, individuals who constituted Kratos’ Board of Directors (“Board”) at the beginning of such period or their approved replacements, as defined in the next sentence (“Beginning Board”) cease for any reason to constitute a majority of the Board. An individual is an “approved replacement” Board member if the Board members then in office who are Beginning Board members approved his or her election (or nomination for election) by majority votes, but in either case excluding any Board member whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, but only to the extent that such acquisition constitutes a “change in the effective control” of Kratos within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi).

17.3.3     Merger.  Kratos consummates a merger or consolidation of Kratos with any other corporation unless: (a) the voting securities of Kratos outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Kratos or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Buyer becomes the “beneficial owner,” directly or indirectly, of Kratos securities representing 50% or more of the combined voting power of Kratos’ then outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Kratos within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v).

17.3.4     Sale of Assets.  Any Buyer acquires all, or substantially all, of Kratos’ assets, but only to the extent that such acquisition results in a “change in the ownership of a substantial portion” of Kratos’ assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).

3.     Certain Elections upon Certain Changes of Control.  Section 18 is hereby added to the Original Agreement as follows:

18.  Additional Election Upon Certain Changes of Control.  If Kratos enters into a definitive agreement (“Definitive Agreement”) that would result in a Change of Control as defined herein, Executive shall have the following options in connection with the consummation of the Change of Control, but only to the extent that the Definitive Agreement so provides:  (a) to the extent that Kratos is the surviving entity in the Change of Control, Executive may elect to retain, immediately after the consummation of the Change of Control, ownership of Kratos equity with a fair market value immediately after the consummation of the Change of Control that is equal to no less than 50% of the fair market value of his equity interests in Kratos (including stock options and restricted stock) immediately prior to the consummation of the Change of Control, or (b) in the event that Kratos is not the surviving entity in a Change of Control, Executive may elect to require that no less than 50% of his equity interests in Kratos (including stock options and restricted stock) be converted into the same form of equity interest (i.e., common stock, stock options, restricted stock, etc.) of the surviving entity or its parent such that the fair market value of his ownership in the surviving entity immediately following the Change of Control is no less than the fair market value of his converted ownership interest in Kratos immediately prior to the consummation of the Change of Control. A Definitive Agreement may contain other or no options and Kratos shall have no obligation to ensure that a Definitive Agreement provides for any of the foregoing options and shall not be responsible for ensuring any particular tax treatment.  Kratos’ compliance with the foregoing shall be determined without regard to the tax effect of the transaction resulting in a Change of Control.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the Effective Date.

THE COMPANY:		EXECUTIVE:
Kratos Defense Engineering Solutions, Inc.

By:	/s/ Eric DeMarco	/s/ Richard Selvaggio
Name:	Eric DeMarco	Richard Selvaggio
Title:	President and CEO	Title:	Division President, WSS
		Date:	August 4, 2011

Address for Notice:

4820 Eastgate Mall
San Diego, CA 92121
Attn:	President and CEO
Law Department